Exhibit 99.2
Q2 2017 CONFERENCE CALL - FRIDAY, AUGUST 4, 2017

Scott:
Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Executive Vice President and CIO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the investing section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to Katie following the conclusion of the call.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead, sir.
Stephen:
Thank you, Scott and good morning everyone.
As our results for this quarter indicate, 2017 is a year of challenges for CBL and for the retail real estate industry. That being said, there continues to be a huge disconnect between the magnitude of these challenges and the grossly exaggerated reports declaring the end of bricks and mortar retail. Claims that 25% of malls will be shuttered in the near future and nearly 9,000 stores will close this year are the product of poor research and sensationalism. We are not denying that the retail industry is changing but CBL, along with our peers, owns the highest quality retail properties in the best markets and locations.
The new term loans we announced earlier this week not only validate the quality of our properties, but also our overall market dominant strategy. We greatly appreciate the support of our banks and their ability to see past the misleading headlines to grasp the significant value and opportunity at CBL.

The pace of retailer bankruptcies and store closings has increased this year due to a number of factors, including high amounts of debt by many companies. Online shopping is taking an increasing share of sales but retailers are aggressively adding online capabilities to complement and further enhance the in-store experience. The vast majority of retail sales are still done in stores and pure-play online retailers have yet to figure out how to be profitable. Even mighty Amazon has validated the value of a physical store presence with their Whole Foods acquisition. New technologies are helping retailers understand and reach their customers more effectively and retailers are investing significant time and capital to satisfy the demands of today’s consumers.
All of these changes will fuel the continued evolution of retail properties in the US. As I mentioned last quarter, CBL is focused on reinvention of our company in many respects and of our properties as we navigate this dynamic environment. We have made tremendous progress the last few years on upgrading our balance sheet and our portfolio. Our market-dominant locations position CBL to benefit from these trends as we transform our properties into suburban town centers that provide our customers with a differentiated experience. These experiences include value retail, entertainment, dining, fitness, beauty, health and wellness, services and other uses, with each market requiring its own strategy and tailored mix.
So far this year, we have made significant strides in our redevelopment plans, with leases out for signature or LOIs executed at nearly all of our major projects. Our merchandising mix continues to broaden as we lease to entertainment concepts such as Breakout Escape Rooms, iFly and Dave & Busters and beauty, health and wellness tenants like ULTA Beauty, Lush Cosmetics, Planet Fitness and Asha Salon. Customers are asking for a socially conscious emphasis and we are responding by adding stores like Altar’d State and Box Lunch. Food and beverage is expanding in our portfolio with robust demand. We currently have 65 restaurant deals underway including 15 executed, 12 out for signature and 38 in active LOI discussions. These deals represent ground lease transactions, pad sales and traditional leases and include great concepts such as Bar Louie, Lucky 13 Pub, Bonefish Grill, Old Chicago and Panera Bread. We also know that capital is precious and when we look to add these uses and others across our portfolio, we are maintaining a sharp focus on tenant credit. Many times we are limiting our investment by ground leasing or selling the pads to these users.
Innovation is a priority for us. We are utilizing new technologies to better connect with the customer and to help our tenants drive higher in-store traffic. We are testing traffic cameras at several centers that will not only provide us with traffic information, but will also provide us and our retailers with better demographic data. Our digital marketing is reaching broader audiences than ever before with our fresh new mobile-friendly property websites and a fully integrated social media platform.
With multiple channels competing for shoppers’ attention, it is vital for our centers to offer a fresh experience for customers on each visit. Pop-up stores are not a new thing and we have a very successful seasonal business built around these short-term leases, but we’ve taken a new approach to this established idea. We’ve rolled out The Pop-up Shop at a number of our centers which feature a new use each week, providing an opportunity for local and online boutiques to showcase their merchandise. The word gets out quickly through social media, attracting unique and seasonal vendors such as prom dresses in spring, local artisans, natural beauty products and custom jewelry. Our dominant locations offer greater traffic and critical mass, which appeal to these local merchants and allow our centers to reflect trends and popular products in their local markets. Additionally, regional boutiques like Bevello, Southern Charm and Lizard Thicket help us to diversify from national chains and bring their large and loyal customer following with them. New uses such as craft breweries, wine bars, boxing gyms and other distinctive concepts are being added to our centers, and we are actively working to add hotels, office and residential components as part of anchor redevelopments where appropriate.
We have also made significant progress upgrading our portfolio through our active asset management discipline. During the second quarter, we wrapped up our stated disposition program with transactions executed on 19 malls at a value of more than $750 million, including this quarter’s sale of two tier three assets as well as the conveyance of Chesterfield Mall. We also recently entered into an agreement to sell our remaining 25% interest in River Ridge Mall to our JV partner. That transaction is expected to close in the third quarter. Going forward, we will actively review our portfolio for disposition opportunities as a source of capital to reinvest and as a means to optimize our portfolio.
Year-to-date these asset sales have generated nearly $100 million in net equity, which contributed to the decline in total debt of more than $330 million compared with second quarter 2016. As I mentioned earlier, we extended our debt maturity schedule, closing the extension and modification of two term loans that were set to mature in 2018. We have also completed a preliminary agreement to modify the loan secured by Acadiana Mall.
With adjusted FFO per share of $0.50 and same-center NOI declining 1.3%, our results for the quarter were in-line with expectations. While we are not at all satisfied, we are working to maximize results in the current environment and also focusing on positioning our portfolio for the future.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
Occupancy has been impacted by the retail trends Stephen referenced earlier. During the second quarter, it declined 100 basis points for the portfolio with the same-center mall pool declining 140 bps to 90.6%. Bankruptcy activity impacted mall occupancy by 240 basis points or 453,000-square feet. We are making good progress in back-filling these locations with roughly 45% of the space re-leased or in active negotiation.

Despite media reports, demand at our properties remains strong. During the quarter we executed over one million square feet of leases in total. On a comparable same-space basis, we signed roughly 465,000-square-feet of new and renewal mall shop leases. New leases were signed at an average increase of 8.1%, while renewal leases were signed at an average of 3.5% lower than the expiring rent. Renewal spreads were negatively impacted by several renegotiated Payless deals executed in the quarter. Given the challenging retail environment, we are prioritizing occupancy and income and anticipate pressure on leasing spreads throughout the remainder of 2017. Our new leasing activity is certainly demonstrating our focus on non-apparel uses. Traditional apparel retailers represented only about 30% of new leases executed year-to-date.
Sales for the second quarter were flat, an improvement over the declines we experienced earlier this year, with most border markets posting increases following the rally in the peso. On a rolling 12-month basis, stabilized mall sales for the portfolio were $373 per square foot compared with $382 on a same-center basis.
Year-to-date we have opened almost 600,000-square-feet of development and redevelopment projects including our new outlet center in Laredo, TX. The center is performing well since its opening in April and we just opened a number of additions over the Fourth of July holiday to a great reception. Our remaining current construction pipeline is comprised of 170,000-square-feet of redevelopment projects, which reflects our refined focus on our existing portfolio. In our pipeline today, we only have one remaining new development of a grocery-anchored center that we expect to start construction on within the next few months.
Our anchor redevelopments are receiving a lot of attention with strong interest from high-performing retailers, entertainment operators, sporting goods stores, restaurants and other uses interested in joining the projects. Our existing retailers are also very excited to benefit from the planned improvements. We anticipate making announcements shortly for construction in 2018 as plans are finalized and leases are executed.
We’ve recently opened a number of new additions to our malls including a new ULTA Beauty store at Turtle Creek Mall. York Galleria welcomed Gold’s Gym, which joined a recently opened H&M. In April, Dick’s Sporting Goods opened in the former Sports Authority location at Pearland Town Center. Beauty Academy opened at Stroud Mall. We also opened a new 20,000-square foot T.J.Maxx in May at Dakota Square Mall. Sears recently announced that they were closing their location at this center, which we had expected. We have an LOI currently under negotiation to replace Sears after they close. This fall we will open a new T.J.Maxx store at Hickory Point Mall. We are currently renovating East Towne Mall where we opened Planet Fitness earlier in the year. We will also add Lucky 13 Pub, which is currently under construction, and next spring will open Flix Brewhouse and H&M.
I will now turn the call over to Farzana to discuss our financial results.

Farzana:
Thank you, Katie.
During the second quarter, adjusted FFO per share was $0.50, including $0.03 per share of abandoned project expense as we wrote-off pre-development costs for certain projects we are no longer pursuing. Portfolio same-center NOI declined 1.3% and same-center NOI for the mall portfolio declined 2.1%.
FFO per share, as adjusted, for the quarter was $0.09 lower than second quarter 2016. Major variances impacting FFO included:

•	$0.01 per share due to lower same-center NOI, offset by contributions from new properties;

•	$0.03 per share of abandoned project expense;

•	$0.04 per share of dilution from asset sales completed in 2016 and year-to-date;

•	$0.01 of lower outparcel sales; and

•	$0.01 of higher interest expense.
Same-center NOI declined $2.3 million with revenues down $4.3 million, primarily due to lower occupancy and percentage rent. We partially offset the revenue decline with $2.0 million in lower property operating expenses.
Since last quarter’s call, several anticipated bankruptcy filings have occurred and we are now finalizing negotiations with retailers for rent concessions that are going through reorganization. Based on those discussions and our current expectations for the remainder of the year, we believe the $20-24 million reserve for bankruptcy embedded in our guidance to be sufficient for the year. We are maintaining our adjusted FFO guidance in the range of $2.18 to $2.24 per diluted share and same-center NOI in the range of -2% to 0%. As always, our FFO guidance does not include any unannounced transactions. We are projecting to end the year with stabilized mall occupancy of 93% to 93.5%.
We ended the quarter with total debt of $4.8 billion, a decline of $336 million from the prior year quarter and $260 million lower sequentially. Similarly, the lines of credit balance declined to $181 million as of June 2017, compared with $252 million at prior quarter. These reductions were a result of equity raised from properties sold in the quarter as well as the conveyance of Chesterfield Mall to the lender. We ended the quarter with net debt-to-EBITDA of 6.5 times.
This week we announced the extension and modification of two unsecured term loans that were set to mature in 2018. We closed a $45 million term loan, replacing the $50 million loan set to mature in February of next year. Including extension options, the term was extended through 2022, at a rate of 165 basis points over LIBOR. We also extended and modified the $400 million term loan maturing in July 2018. The new term loan initially increased by $90 million through July 2018, then it will be paid down to $300 million, a net $100 million reduction. This term loan also has a final maturity in 2022, assuming all options are exercised. Our goal as we approached these financings was to: extend our maturity schedule, maintain our low cost of borrowing and further optimize our debt capital structure by reducing short term, floating rate debt. With these financings we are extending our maturity schedule and incorporating a $100 million reduction in our term loan exposure planned for next year.
We recently reached a preliminary agreement with the special servicer to modify the $125 million loan secured by Acadiana Mall in Lafayette, LA, which matured earlier this year. The principal will be bifurcated into a $65 million A-note and a $60 million B-note. Interest will be payable on a current basis on the A-note. Interest will accrue, payable at maturity, on the B-note. The loan maturity is expected to be extended to September 2020, with a one-year extension option for a final maturity of September 2021. The interest rate will remain at 5.67%, with no amortization payments. Lafayette’s economy is largely dependent on energy and it has seen a rise in the unemployment rate due to the stalling energy market. This has significantly hurt mall sales and is beginning to impact NOI. However, we believe there is an opportunity for the center to recover lost sales and NOI. The modification provides us with time for the economy to recover. Cash flow after debt service will be invested to reposition the property and support leasing efforts. Based on our projection of future cash flows, we concluded that our investment was not recoverable and recognized a $43 million loss on impairment this quarter.
We have exercised the extension option for the $350 million term loan to extend the maturity to October 2018 and have one remaining option that will extend the final maturity to October 2019. We retired the $2.0 million loan secured by the third phase of Gulf Coast Town Center during the quarter and have just one remaining maturity in 2017, a $62 million loan secured by the outlet center in El Paso. This property is owned in a 75/25 joint venture. We anticipate refinancing the loan by the December maturity.
Our focus on liquidity and improving our balance sheet is evident in the accomplishments we have achieved year to date. As it stands today, our credit metrics are some of the strongest in the peer group and reflective of our strong balance sheet. Our goal is to lower net debt to EBITDA to 6.0x, reduce the secured debt to total asset ratio to below 25%, and further increase our unencumbered NOI from high-quality properties. Our plan for growing EBITDA through redevelopments and reducing debt balances will help us to progress toward our goals. I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
Despite the challenges in our business and the negativity in the press, we are far from discouraged. In fact, we are energized by the opportunities that are available in our portfolio today. Our careful focus on balance sheet improvements and liquidity put us in a position to take advantage of these opportunities to create growth and value for our shareholders. We appreciate your continued support and will take your questions at this time.